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                                                                    EXHIBIT 20.1

                                  NEWS RELEASE

FOR RELEASE:                                      CONTACT:
Immediately                                       Linda A. Kelley
                                                  615-373-0104
                                                  Ext. 224


      UNITED CITIES GAS COMPANY ISSUES $22 MILLION IN MEDIUM-TERM NOTES
                       AND PLACES $5 MILLION TERM LOAN

         BRENTWOOD, TENN. -- December 20, 1995 -- United Cities Gas Co., (NASDAQ: UCIT), a multistate distributor of natural and propane gas, announced today the completion of two separate financings.

         The company has issued an aggregate of $22 million in medium-term notes at rates ranging from 6.2% to 6.67% with varying maturity dates. Agents participating in the placement of the notes were Smith Barney Inc., PaineWebber Incorporated, and A.G. Edwards & Sons, Inc.

         "This is United Cities' first venture into the public debt market under our $200 million shelf registration," said James B. Ford, United Cities' senior vice president and treasurer. "As a result of the shelf registration, we were able to access the debt market in a timely manner and take advantage of very favorable rates," said Ford. "Net proceeds from the issuance and sale of the securities will be used to repay a portion of the company's short-term debt."

         Copies of the relevant prospectus may be obtained by contacting:

                                        Mark R. Meyer
                                        Smith Barney Inc.
                                        (212) 723-5123

                                        Arnold Gibbs
                                        PaineWebber Incorporated
                                        (514) 754-7110

                                        John Meiners
                                        A.G. Edwards & Sons, Inc.
                                        (314) 289-5800

         Ford also announced that one of the company's subsidiaries, United Cities Propane Gas of Tennessee, Inc., placed a $5 million term loan through NationsBank of Tennessee, representing the first long-term financing completed for the company's nonutility subsidiary. The subsidiary will use the funds from this placement to refinance short-term debt and other general corporate purposes.

         United Cities Gas Company distributes natural and propane gas to approximately 325,000 customers in 10 states. The company is also engaged in other energy-related businesses.




[LOGO UNITED CITIES GAS COMPANY]                     UNITED CITIES GAS COMPANY
                                                     5300 Maryland Way
                                                     Brentwood, Tennessee 37027
                                                     615-373-0104